Exhibit 10.2

Execution Version

JEFFERIES FINANCE LLC

520 Madison Avenue

New York, NY 10022

CONFIDENTIAL

November 9, 2018

COMMITMENT LETTER

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Attention: L. Don Miller, Chief Financial Officer

Re: Project Emerald

Ladies and Gentlemen:

You have advised Jefferies Finance LLC (“Jefferies Finance”, “we” or “us”) that Bear Acquisition I, LLC, a Delaware limited liability company (the “Acquiror”), a newly-formed domestic unrestricted subsidiary controlled by Bristow Group Inc. (the “Parent” and together with the Acquiror, “you”), intends to acquire (the “Acquisition”) directly, or indirectly through one or more subsidiaries, all of the issued and outstanding capital stock of Columbia Helicopters, Inc., an Oregon corporation (the “Target” and, together with its subsidiaries, the “Acquired Business”), from the existing shareholders of the Target (collectively, the “Seller”) and to refinance (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees, liens and security interests in respect thereof being released) all of the Existing Debt (as defined on Exhibit C hereto) (collectively, the “Refinancing”). We understand that, in connection with the Acquisition, you intend to directly or indirectly consummate the transactions described in the Transaction Summary attached as Annex B hereto (the “Transaction Summary”), and that the total purchase price for the Acquisition (including fees, commissions and expenses and the Refinancing) (the “Purchase Price”) will be financed from the sources described therein. You and your subsidiaries (including, following the Acquisition, the Target and its subsidiaries) are collectively referred to herein as the “Company.” As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

1. The Commitments.

In connection with the foregoing, Jefferies Finance (either directly or through one of its affiliates) is pleased to advise you of its commitment to provide 100% of the principal amount of the Bridge Loan Facility.

The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Our Commitments are, in each case, on the terms and subject to the conditions set forth in (i) this letter (including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”), (ii) the fee letter, dated as of the date hereof (the “Fee Letter”), between you and us, (iii) the engagement letter, dated as of the date hereof (together with any exhibits, schedules and annexes thereto, collectively, the “Engagement Letter”) between you and Jefferies LLC (“Jefco”), and (iv) the fee credit letter, dated as of the date hereof (the “Fee Credit Letter”, and, together with this Commitment Letter, the Fee Letter, and the Engagement Letter, the “Debt Financing Letters”), between you, us and Jefco. Notwithstanding anything to the contrary in any Debt Financing Letter, the terms of this Commitment Letter are intended as an outline of certain of the material provisions of the Bridge Loan Facility, but do not include all of the terms and other provisions that will be contained in the definitive documents relating to the Debt Financing, which shall be prepared by our counsel and which shall be negotiated in good faith by the parties, giving due regard to the business, asset profile, size and customer concentration of the Acquired Business and its operational and strategic requirements (collectively, the “Definitive Debt Documents”); provided that there shall be no closing condition to the Bridge Loan Facility contained in the Definitive Debt Documents that is not specifically set forth (x) in Section 3 hereof, (y) on Exhibit A to this Commitment Letter under the heading “Conditions Precedent” or (z) on Exhibit C to this Commitment Letter. Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters. Each of the parties hereto agrees that each of this Commitment Letter and each of the other Debt Financing Letters is a binding and enforceable agreement with respect to the subject matter contained herein or therein, and the parties agree to negotiate in good faith the Definitive Debt Documents in a manner consistent with this Commitment Letter and the other Debt Financing Letters, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.

2. Titles and Roles. As consideration for the Commitments, you agree that you hereby retain and will cause your affiliates to retain (a) Jefferies Finance to act, and Jefferies Finance hereby agrees to act, as sole book-runner and sole lead arranger for the Bridge Loan Facility (in such capacity, the “Arranger”), (b) Jefferies Finance to act, and Jefferies Finance hereby agrees to act, as sole administrative agent and sole collateral agent for the Bridge Loan Facility, and (c) Jefferies Finance to act, and Jefferies Finance hereby agrees to act, as sole syndication agent for the Bridge Loan Facility. No other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Bridge Loan Facility, unless mutually agreed. In addition, you hereby retain and will cause your respective affiliates to retain Jefco to act in the capacities and in connection with the matters set forth in the Engagement Letter.

Without limiting the foregoing, you shall not, and shall not permit the Target or any of your or its affiliates, directly or indirectly, to contact or use any other financial institution or other source of capital in connection with any financing referred to above, unless mutually agreed.

3. Conditions Precedent. The closing of the Bridge Loan Facility and the making of the initial loans and other extensions of credit under the Bridge Loan Facility on the Closing Date are conditioned solely upon satisfaction or waiver by us of each of the following conditions: (i) since the date of the Most Recent Balance Sheet (as defined in the Purchase Agreement as in effect on the date hereof) there has not been any Material Adverse Effect (as defined below), (ii) the Specified Purchase Agreement Representations (as defined below) shall be true and correct in all material respects, (iii) the other conditions expressly set forth in Exhibit A to this Commitment Letter under the heading “Conditions Precedent”, and (iv) the other conditions referred to on Exhibit C.

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For purposes hereof, “Material Adverse Effect” has the meaning provided in the Purchase Agreement as of the date hereof.

Notwithstanding anything in the Debt Financing Letters, Definitive Debt Documents, or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Loan Facility on the Closing Date shall be (A) such of the representations and warranties made by (or with respect to) the Acquired Business in the Purchase Agreement as are material to the interests of the Lenders or the Arranger, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Purchase Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment or other modification thereto, but after giving effect to any notice or cure periods contained in the Purchase Agreement) (collectively, the “Specified Purchase Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Bridge Loan Facility on the Closing Date if the conditions set forth in Section 3 of this Commitment Letter (which shall also include, for the avoidance of doubt, the conditions set forth in Exhibit C to this Commitment Letter) are satisfied or waived by the Arranger (it being understood that, to the extent any lien search is not or cannot be provided or Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code, (y) by the delivery of stock certificates of the domestic subsidiaries of the Borrower together with undated stock powers executed in blank or (z) by the filing of a security agreement on the applicable form with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be perfected, in each case, on the Closing Date after your use of commercially reasonable efforts to do so (without undue burden or cost), the provision of such lien searches and the perfection of such Collateral shall not constitute a condition precedent to the availability of the Bridge Loan Facility on the Closing Date, but the Borrower shall be required to have perfected within 60 days (or 120 days in the case of real property and related fixtures and perfection of aircraft collateral) after the Closing Date (subject to extensions agreed to in writing by the Administrative Agent)). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Definitive Debt Documents relating to corporate or other organizational existence the Credit Parties (as defined in Exhibit C hereto), organizational power and authority of the Credit Parties (as to execution, delivery and performance of the applicable Definitive Debt Documents), the due authorization, execution, delivery and enforceability of the applicable Definitive Debt Documents as to the Credit Parties, solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (with solvency to be defined in a manner consistent with the solvency certificate attached as Schedule A to Exhibit C hereto), no conflicts of the Definitive Debt Documents with charter documents, material laws or material agreements, Federal Reserve margin regulations, the Patriot Act, Beneficial Ownership Regulation, use of proceeds not violating the (i) FCPA, (ii) OFAC/AML and (iii) other anti-terrorism laws, the Investment Company Act, and, subject to permitted liens and the limitations set forth in the prior sentence, the creation, validity, perfection and priority of security interests. This paragraph shall be referred to herein as the “Certain Funds Provision”.

4. Syndication.

(a) We reserve the right, at any time prior to or after execution of the Definitive Debt Documents, to syndicate all or part of our Commitments to a syndicate of banks, financial institutions and other entities (which may include the Arranger) identified by us in consultation with you (collectively, the “Lenders”); provided that we will not syndicate to those persons that are (i) identified by name in writing to us by you prior to our signing of this Commitment Letter or (ii) competitors of you and your subsidiaries or of the Acquired Business that are separately identified in writing by you or the Borrower

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to us from time to time (which list of competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to the Administrative Agent but which supplementation shall not apply retroactively to disqualify any persons (x) that have previously acquired an assignment or participation in the Bridge Loan Facility or (y) who have entered into a trade for either of the foregoing) or (iii) any affiliates of any person identified in (i) or (ii) above (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the persons referenced in clause (ii) above) that are either (A) identified by you or the Borrower to us in writing from time to time or (B) readily identifiable on the basis of affiliate names (collectively, the “Disqualified Institutions”); provided further that, no such syndication shall relieve us of our obligation to fund the Commitments on the Closing Date upon satisfaction or waiver of all applicable conditions on the Closing Date; provided, further, that unless you agree in writing, we shall retain exclusive control over the rights and obligations with respect to our Commitments in respect of the Bridge Loan Facility, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. We will exclusively manage all aspects of any syndication in consultation with you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate (subject to your rights under the first sentence of this paragraph), the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees to such Lenders. To assist us in our syndication efforts, you agree to prepare and provide (and to use your commercially reasonable efforts to cause the Acquired Business to prepare and provide) promptly to us all customary information with respect to the Borrower and the Transactions, including such Projections (defined below) as we may reasonably request in connection with the syndication of the Commitments. Following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information if not previously provided.

(b) We intend to commence our syndication efforts promptly upon your execution of this Commitment Letter, and you agree to assist us actively (and, in all events, using your commercially reasonable efforts to the extent not in contravention of the terms of the Purchase Agreement) to complete a timely syndication that is reasonably satisfactory to us until the date that is the earlier of (i) 75 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved but in no event shall such date be earlier than the Closing Date (such earlier date referred to in clause (i) and (ii), the “Syndication Date”). Such assistance shall include, in each case to the extent not in contravention of the terms of the Purchase Agreement:

(i) using commercially reasonable efforts to ensure that our efforts benefit from your, the Parent’s and the Acquired Business’ existing lending and investment banking relationships,

(ii) direct contact between your and the Parent’s senior management, representatives and advisors, on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, your causing direct contact between senior management, representatives and advisors of the Acquired Business on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand);

(iii) your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, your causing, the Acquired Business to assist) in the preparation of a confidential information memorandum (the “Confidential Information Memorandum”), and other reasonably necessary marketing materials to be used in connection with the syndication of our Commitments (together with the Confidential Information Memorandum the “Materials”);

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(iv) the provision to us of copies of any due diligence reports or memoranda prepared and delivered at your direction or at the direction of any of your affiliates by legal, accounting, tax or other third party advisors in connection with the Acquisition, subject to the delivery by us to you of customary non-disclosure and non-reliance agreements as shall be reasonably requested;

(v) your using commercially reasonable efforts to cause us to receive for distribution to the prospective Lenders, at least five business days prior to the Closing Date (or such shorter period of time as agreed by the Arranger), a copy of the definitive bridge loan agreement in respect of the Bridge Loan Facility in the form agreed to by the Arranger and the Borrower;

(vi) your using commercially reasonable efforts to obtain, prior to the launch of primary syndication, a monitored public corporate rating and a monitored public corporate family rating for the Borrower, after giving effect to the Transactions, from each of S&P Global Ratings, a division of S&P Global Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and monitored public facility ratings from each of S&P and Moody’s for the Notes; and

(vii) the hosting, with us, of at least one customary “bank meeting” of prospective Lenders (and, to the extent we request that senior management or representatives of the Acquired Business attend, using commercially reasonable efforts to cause such senior management or representatives to attend), and any number of additional meetings that we may deem reasonably necessary, which shall be at times and in such places as are mutually agreed.

(c) You agree, at our request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company, their affiliates or any of its or their securities for purposes of United States federal and state securities laws (such information and Materials, “Public Information”). In addition, you and we agree that, unless specifically labeled “Private – Contains Non-Public Information,” no Materials disseminated to potential Lenders in connection with the syndication of the Bridge Loan Facility, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information (as defined below). Unless expressly identified as “Public Information”, including pursuant to the final sentence of this paragraph, each document to be disseminated by us to any Lender in connection with the syndication of the Bridge Loan Facility will be deemed to contain Material Non-Public Information and we will not make any such materials available to potential Lenders who do not wish to receive Material Non-Public Information. Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” It is understood that in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that the authorization letter for Public Information shall contain a representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information and each letter shall contain a customary “10b-5” representation. You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly that any such document contains Material Non-Public Information): (i) drafts and final Definitive Debt Documents with respect to the Bridge Loan Facility, (ii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda), and (iii) notification of changes in the terms of the Bridge Loan Facility. If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as “PUBLIC”.

(d) You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering materials relating to contemporaneous or prior securities issuances by the Borrower) may be disseminated in accordance with

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our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to authorize the use of its logo in connection with any such dissemination. Notwithstanding anything in Section 9 to the contrary, you further agree that, at our expense and, prior to closing of the Transactions, subject to your approval (not to be unreasonably withheld or delayed), we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Borrower and its subsidiaries (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

(e) We agree that none of the advertisements, tombstones or other promotional materials placed or disseminated by us in connection with the syndication of the Commitments will state or imply, directly or indirectly, that the Parent has, will or may (i) guarantee the Bridge Loans or (ii) have any direct or indirect obligation after the Closing Date to subscribe for additional equity in the Borrower, maintain or preserve the Borrower’s financial condition or to achieve any specified level of the Borrower’s operating results.

5. Information. You represent, warrant and covenant that (and, with respect to the Target and its subsidiaries, to the best of your knowledge that):

(a) all written information and data other than the Projections (as defined below) and forward-looking statements and information of a general economic or industry-specific nature that has been or will be made available to us by or on behalf of you or the Acquired Business or any of your or their respective representatives in connection with the Transactions (including the Materials, the “Information”), taken as a whole, is or will be, when furnished, complete and correct in all material respects,

(b) none of the Information shall, when furnished or on the Closing Date and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and

(c) all projections and other forward-looking information that have been or will be made available to us by or on behalf of you or the Acquired Business or any of your or their respective representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon (i) accounting principles consistent with the most recent historical audited financial statements of the Target, and (ii) assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to us (it being understood that any such Projections are subject to uncertainties and contingencies, some of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material).

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that such representations and warranties will be correct under those circumstances.

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You shall be solely responsible for Information and the Projections, including the contents of all Materials other than any contents relating to us or our respective affiliates. We (i) will be relying on Information, the Projections and data provided by or on behalf of you or the Acquired Business or any of your or their respective representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information, Projections and data and (iii) will not make an appraisal of the assets or liabilities of the Acquired Business. You shall (i) furnish us with all Information and data that we may reasonably request in connection with our activities on behalf of you and your affiliates and (ii) provide us full access, as reasonably requested, to your officers, directors, employees and professional advisors and use commercially reasonable efforts to provide us full access, as reasonably requested, to those of the Acquired Business; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to provide us full access, as reasonably requested, to such persons or entities.

6. Clear Market. You agree that, from the date hereof until the earlier of (a) the date on which a Successful Syndication has been achieved; provided that such date shall not be earlier than the Closing Date, and (b) the date that is 75 days after the Closing Date, you will not, and you will use your commercially reasonable efforts not to permit the Acquired Business or any of your or its respective affiliates to, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt or offer to syndicate, place, sell or issue, (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (iv) engage in discussions concerning the syndication, placement, offering, sale or issuance of, (x) any debt facility, or debt, equity-linked or equity security of the Acquired Business or any of its subsidiaries and/or (y) any debt facility or debt security of the Parent (in each case, other than (1) ordinary course capital leases, letters of credit and purchase money and equipment financings, aircraft leases transactions and debt financings in connection therewith (including, without limitation, sale and leaseback transactions) by the Parent and its affiliates other than the Acquired Business, (2) the Debt Financing contemplated hereby, the offering of the Permanent Securities (as defined in the Fee Letter) and the offering of the Convertible Notes described in the Transaction Description, (3) debt permitted to be incurred by the Acquired Business pursuant to the Purchase Agreement and (4) a working capital revolving debt facility at the Acquired Business or any of its subsidiaries in an amount not to exceed $20.0 million (including after giving effect to any consent by you or any of your affiliates to any such incurrence after the date hereof that you determine that you or any of your affiliates are required to give pursuant to the terms of the Purchase Agreement)), including any renewals or refinancings of any Existing Debt, without our prior written consent, which may be given or withheld in our sole discretion.

7. Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us and Jefco for our respective accounts the fees, expenses and other amounts set forth in the Debt Financing Letters.

8. Indemnification and Waivers. As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference in this Commitment Letter.

9. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or any other Debt Financing Letter nor any of their terms or substance will be disclosed by you, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly

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thereof, to the extent lawfully permitted to do so, and to cooperate with us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (b) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) the existence of this Commitment Letter may be disclosed (but not the contents of this Commitment Letter or the Fee Letter) to rating agencies in connection with their review of the Bridge Loan Facility or the Acquired Business, (d) the information contained in this Commitment Letter (but not that contained in the Fee Letter) may be disclosed in the Confidential Information Memorandum or in connection with the syndication of the Bridge Loan Facility, (e) this Commitment Letter and, if redacted in a manner satisfactory to us, the Fee Letter may be disclosed to the Acquired Business, the Seller and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential and need-to-know basis and only in connection with the Transactions, and (f) you may disclose this Commitment Letter (but not the Fee Letter) and its contents in any information memorandum or syndication distribution or offering memorandum related to the Notes or other debt financing, as well as in any proxy statement or other public filing relating to the Acquisition or the Bridge Loan Facility. You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letter as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Bridge Loan Facility and/or the Notes Offering.

We agree to (and to cause our affiliates and our and our affiliates’ employees, representatives or other agents to) maintain the confidentiality of all confidential information provided to us by or on behalf of you, the Target and/or your respective subsidiaries (“Company Information”), except that Company Information may be disclosed (a) to our and our affiliates’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential), (b) to the extent requested by any regulatory authority, (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by any governmental or self-regulatory authority, applicable law or regulation or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any of the Definitive Debt Documents or any suit, action or proceeding relating to this Commitment Letter or any of the Definitive Debt Documents, or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this paragraph, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to you and your obligations, (f) with your express prior written consent, (g) to prospective lenders, participants or any rating agency or as is otherwise required in connection with the syndication, (h) for purposes of establishing a “due diligence” defense or (i) to the extent such Company Information (1) becomes publicly available other than as a result of a breach of this paragraph by us or (2) becomes available to us or any of our affiliates on a non-confidential basis from a source other than you, so long as such source is not, to our knowledge, subject to confidentially obligations to you or the Target; provided, that the disclosure of any such Company Information to Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. Any person required to maintain the confidentiality of Company Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Company Information as such person would accord to its own

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confidential information. Our obligations set forth in this paragraph shall terminate upon the earlier of (i) two years from the date hereof and (ii) the date of execution and delivery of the Definitive Debt Documents, at which time this paragraph shall be superseded by the relevant terms and provisions therein; provided that the termination of our (and our affiliates’ and our and our affiliates’ employees, representatives or other agents’) obligations under this paragraph shall not relieve our responsibilities in respect of any breach of this paragraph prior to such termination.

Notwithstanding anything herein to the contrary, you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Debt Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to any Debt Financing Letter, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by the Debt Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

10. Conflicts of Interest; Absence of Fiduciary Relationship. You acknowledge and agree that:

(a) we and/or our affiliates and subsidiaries (the “Jefferies Group”), in our and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of the Jefferies Group,

(b) we and any other member of the Jefferies Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Jefferies Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of the Jefferies Group in entering into any transaction with (for its own account or otherwise), or performing services for or providing advice to, any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members of the Jefferies Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

(c) information that is held elsewhere within us or the Jefferies Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder,

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(d) neither we nor any other member of the Jefferies Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business,

(e) we and our affiliates have been retained by the Parent as an advisor (in such capacity, the “Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Advisor and/or its affiliates’ in arranging or providing or contemplating arranging or providing any buy-side financial advice and assistance to the Parent, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other hand. You acknowledge that, in such capacity, the Advisor may recommend that the Parent not pursue or accept the terms of the Acquisition or advise the Parent in other manners adverse to your interests. Each of the parties hereto acknowledges (i) our retention as the Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such party on the part of us or our affiliates.

(f) (i) except as described in clause (e) above and for the obligations expressly provided for under the Debt Financing Letters or any other separate engagement letter, neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates, (ii) we and our affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of the Jefferies Group may at any time hold debt or equity securities for our or its own account in the Company). With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) or (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention, and

(g) neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto other than as expressly set forth herein. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11. Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether based upon contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State

10

of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law). To the fullest extent permitted by applicable law, you and we hereby irrevocably submit to the exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to their respective addresses set forth above; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12. Miscellaneous.

(a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b) You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). We may at any time and from time to time assign all or any portion of our Commitments hereunder to one or more of our affiliates or to one or more Lenders, whereupon we shall be released from the portion of our Commitments hereunder so assigned; provided that such assignment shall not relieve us of our obligation to fund on the Closing Date the portion of our Commitments so assigned to the extent such assignee fails, upon satisfaction or waiver by us of all conditions to such assignee making its initial extensions of credit on the Closing Date, to fund such assigned Commitments on the Closing Date. Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters in accordance with Section 9.

(c) This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex A hereto) and your, our and their respective successors and permitted assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

11

(d) The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e) Notwithstanding anything in Section 9 to the contrary, you agree that we or any of our affiliates may make customary disclosures of information about the Transactions to market data collectors and similar service providers to the financing community, following consummation of the Transactions.

(f) We hereby notify you and, upon its becoming bound by the provisions hereof, each other party hereto, that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”), we and each Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Lender to identify the Credit Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

13. Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

14. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 15 hereof shall (except for our confidentiality obligations in Section 9 which shall terminate or be superseded by the Definitive Debt Documents as provided therein) survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 2 and 4 to and including 13 hereof shall (except for our confidentiality obligations in Section 9 which shall terminate or be superseded by the Definitive Debt Documents as provided therein; provided, for the avoidance of doubt, your confidentiality obligations in Section 9 shall remain in full force and effect except as otherwise provided herein) survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.

15. Acceptance, Expiration and Termination. Please indicate your acceptance of the terms of the Debt Financing Letters by returning to us executed counterparts of the Debt Financing Letters not later than 11:59 p.m., New York City time, on November 9, 2018 (the “Deadline”). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the Fee Letter) will terminate automatically on the earliest of (i) the date of termination of the Purchase Agreement, (ii) the closing of the Acquisition, (iii) the acceptance by the Target or any of its affiliates (or any of their respective equityholders) of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business (or any parent company thereof) other than as part of the Transactions, and (iv) 5:00 p.m., New York City time, on the Termination Date (as defined in the Purchase Agreement on

12

the date hereof). In addition, our Commitment hereunder to provide Bridge Loans shall terminate upon the closing of the sale of the Notes (in escrow or otherwise).

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JEFFERIES FINANCE LLC

By:	/s/ Jason Kennedy
Name: Jason Kennedy
Title: Managing Director

Accepted and agreed to as of the

date first above written:

BRISTOW GROUP INC.

By:	/s/ L. Don Miller
Name: L. Don Miller
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Commitment Letter]

ANNEX A TO COMMITMENT LETTER

INDEMNIFICATION AND WAIVER

Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

Bristow Group Inc. (“you”) hereby agree (i) to indemnify and hold harmless Jefferies Finance LLC (“we” or “us”) and our affiliates and subsidiaries (including Jefferies & Company, Inc. (“Jefco”)) and each of the respective officers, directors, partners, trustees, employees, advisors, agents, representatives, attorneys-in-fact, members, successors, assigns and controlling persons of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a “Claim”) directly or indirectly arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON), regardless of whether any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) to reimburse each indemnified person promptly following written demand (together with reasonably detailed documentation describing such Claim) for all reasonable and documented costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the indemnified person (including all such costs and expenses incurred to enforce the terms of this Commitment Letter) as they are actually incurred in connection with investigating, preparing, defending or settling any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing, whether or not any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party, (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex A); provided, however, that no indemnified person will be entitled to indemnity hereunder in respect of any Loss or reimbursement for costs and expenses relating to any Loss to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted directly from the bad faith, gross negligence or willful misconduct of such indemnified person, and such indemnified person shall promptly repay such reimbursed costs and expenses to you. In addition, in no event will you or any of your affiliates or the Acquired Business or any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise; provided, for the avoidance of doubt, that the foregoing does not limit or otherwise modify your and your affiliates’ and the Acquired Business’s and any indemnified person’s indemnification obligations as provided elsewhere herein. In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons except to the extent it is found by a final, non-appealable judgment of a court of competent jurisdiction that such damages resulted directly from the bad faith, gross negligence or willful misconduct of such indemnified person. You shall not be liable for any settlement of any proceeding effected without your written consent (such consent not to be unreasonably withheld, delayed or conditioned) unless (1) such settlement is entered into more than 30 days after receipt by you of an indemnified person’s request to settle such action, (ii) you shall not have reimbursed the indemnified

Annex A-1

person in accordance with the indemnified person’s request of you to reimburse the indemnified person for the reasonable and documented fees and expenses of counsel as contemplated herein prior to the date of such settlement and (iii) such indemnified person shall have given you at least 30 days’ prior notice of its intention to settle.

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such indemnified person and each other indemnified person from which such indemnified person could have sought indemnification or contribution have given their prior written consent, which shall not be unreasonably withheld, conditioned or delayed, or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of all indemnified persons and their respective affiliates from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim and (B) does not include any statement as to or any admission or assumption of fault, culpability, wrongdoing or a failure to act by or on behalf of any indemnified person.

If for any reason (other than the bad faith, gross negligence or willful misconduct of an indemnified person as provided above) the foregoing indemnity is unavailable to an indemnified person or insufficient to hold an indemnified person harmless, then you to the fullest extent permitted by law, shall contribute to the amount paid or payable by such indemnified person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and by us, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other hand, but also the relative fault of you, on the one hand, and us, on the other hand, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all indemnified persons to all Losses shall not exceed the amount of fees actually received by us and Jefco pursuant to the Fee Letter and the Engagement Letter. For the purposes of this paragraph, it is hereby further agreed that (i) the relative benefits to you, on the one hand, and us, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (x) the total value paid or received or contemplated to be paid or received by you, your equityholders and/or your or their respective affiliates, as the case may be, in the Transactions, whether or not the Transactions are consummated, bears to (y) the fees actually paid to us and Jefco under the Fee Letter and the Engagement Letter and (ii) the relative fault of you, on the one hand, and us, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you, any of your affiliates and/or any of your or their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons or by us, as well as your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (other than, to the extent covered by the Definitive Debt Documents, upon our execution of the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

*    *    *

Annex A-2

ANNEX B TO COMMITMENT LETTER

TRANSACTION SUMMARY: PROJECT EMERALD

Capitalized terms used but not defined in this Transaction Summary shall have the meanings set forth in the other Exhibits and Annexes to the Commitment Letter to which this Transaction Summary is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Transaction Summary shall be determined by reference to the context in which it is used.

Bristow Group Inc. (the “Parent”) and its newly formed wholly owned bankruptcy remote domestic subsidiary Bear Acquisition I, LLC, a Delaware limited liability company (“Merger Sub 1”), (which will be designated substantially simultaneously with its formation as an “unrestricted subsidiary” under the documents governing the Parent’s applicable outstanding indebtedness and which shall have been created as a bankruptcy remote subsidiary pursuant to documentation reasonably satisfactory to the Arranger) have entered into a Stock Purchase Agreement (the “Purchase Agreement”) to acquire (the “Acquisition”) all of the issued and outstanding capital stock of Columbia Helicopters, Inc., an Oregon corporation (the “Target”), from the existing shareholders of the Target (collectively, the “Sellers”) and to refinance (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees, liens and security interests in respect thereof being released) all of the Existing Debt. In connection therewith, it is intended that:

(a) Prior to the Closing Date, Merger Sub 1 will issue and sell senior secured notes (the “Notes”) in a Rule 144A or other private placement in an amount equal to the amount of the Bridge Loan Facility described in the Summary of Terms of the Bridge Loan Facility attached as Exhibit A to the Commitment Letter or in such lesser amount as Merger Sub 1 shall determine in its sole discretion prior to the launch of the syndication of the Bridge Loan Facility; to the extent that less than the full amount of the Notes are obtained on or prior to the Closing Date, Merger Sub 1 (including its successor) will borrow up to the difference in Bridge Loans (as defined elsewhere in the Commitment Letter) under the Bridge Loan Facility. Prior to or contemporaneously with any sale and issuance of Notes, the Parent shall have made a cash capital contribution to Merger Sub 1 (the “Accrued Interest Escrow”) at least equal to interest that would accrue on the Notes from the date of issuance to the last possible date of the Acquisition (the “Deadline”); such amount, together with the proceeds of the Notes, shall be deposited in an escrow (such funds, the “Escrowed Funds”). If the Acquisition occurs on or before the Deadline, the Escrowed Funds shall be released to Merger Sub 1 (including its successor); the Notes will be subject to mandatory redemption (funded by the Escrowed Funds) if the Acquisition has not occurred by the Deadline.

(b) On the Closing Date, the Parent will issue and sell $150,000,000 of its convertible secured notes (the “Convertible Notes”) as described in a commitment letter entered into on the date of the Purchase Agreement (such commitment letter as in effect on the date hereof, the “Convertible Notes Commitment Letter”), and the Parent will use (1) cash approximately in the amount of $25,000,000 less the Accrued Interest Escrow and (2) the proceeds of the Convertible Notes to capitalize Bear Acquisition II, Inc., a Delaware corporation (including its successors, “Merger Sub 2”), another newly formed wholly owned bankruptcy remote domestic subsidiary of the Parent which will be designated substantially simultaneously with its formation as an “unrestricted subsidiary” under the documents governing the Parent’s applicable outstanding indebtedness and which shall have been created as a bankruptcy remote subsidiary pursuant to documentation reasonably satisfactory to the Arranger; such capitalization will consist of Merger Sub 2 capital stock and Merger Sub 2 warrants, with the warrants exercisable in the event of the Parent’s bankruptcy. The Parent will convey the Merger Sub 2 warrants to the initial holders of the Convertible Notes.

Annex B-1

(c) The Parent will issue Parent common stock with a value (as determined in accordance with the Purchase Agreement) of approximately $67,000,000 to the Sellers as part of the consideration for the Target stock, with the result that such Target stock will be in the name of Merger Sub 2.

(d) Certain employees of the Target will be entitled to phantom awards from the Target as a result of the change of control effected by the Acquisition. Merger Sub 1 has agreed to cause the Parent to pay and discharge all of such awards; certain of such employees has agreed to use a portion of such employees’s award to purchase approximately $10,000,000 of Parent common stock (valued as per the Purchase Agreement).

(e) On the Closing Date:

a.	the Escrowed Funds shall be released from escrow;

b.	Merger Sub 1 shall merge into Merger Sub 2, with Merger Sub 2 as the survivor;

c.	Merger Sub 2 shall acquire all of the Target’s issued and outstanding capital stock from the Sellers for Parent common stock (as described in clause (c) above) and cash;

d.

Merger Sub 2 shall merge into the Target, with the Target as the survivor, and upon such merger the Target shall become an “unrestricted subsidiary” under the documents governing the Parent’s applicable outstanding indebtedness;

e.

Concurrently with the merger of Merger Sub 2 into the Target, the Target shall be redomiciled in Delaware and its organizational documents shall be amended to reflect the bankruptcy remote features corresponding to those in the organizational documents for Merger Sub 2;

f.

the Existing Debt shall be repaid, together with any applicable prepayment premium or fee, with the commitments thereunder being terminated and all guarantees, liens and security interests in respect thereof being released (collectively, the “Refinancing”);

g.	the Target shall assume the obligations under all outstanding Notes and/or Bridge Loans;

h.	certain subsidiaries of the Target shall guarantee all of the outstanding Notes and/or Bridge Loans;

i.

the Merger Sub 2 warrants conveyed to the initial holders of the Convertible Notes shall become warrants for Target capital stock, to be exercisable for 2/3 of the outstanding Target capital stock (after giving effect to the exercise of the warrants), and the pledge of Merger Sub 2 capital stock to secure the Convertible Notes will become a pledge of Target capital stock; and

j.	all fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transactions Costs”) will be paid.

The issuance of the Notes and/or the borrowing of the Bridge Loans is referred to as the “Debt Financing” and the contributions by the Parent to or on behalf of Merger Sub 1 and Merger Sub 2 (with all such contributions to be in the form of common equity) in the aggregate amount (inclusive of cash and non-cash contributions, and including the transactions described in clauses (c) and (d) above) of at least $250,000,000 are referred to collectively as the “Equity Contribution.” The Debt Financing and the Equity Contribution, together with the Acquisition, the merger of Merger Sub 1 into Merger Sub 2, the merger of Merger Sub 2 into the Target, the Refinancing and the payment of the Transactions Costs, are collectively referred to as the “Transactions.”

If there is no change in the total consideration for the Acquisition, any increase of the Equity Contribution over $250,000,000 on the Closing Date shall result in an automatic and permanent reduction of the amount of commitments in respect of the Bridge Loan Facility by the amount of such increase (the “Bridge Reduction”).

Annex B-2

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF THE BRIDGE FACILITY

Set forth below is a summary of certain of the terms of the Bridge Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I.	Parties

Borrower	Initially, the Acquiror; provided that upon consummation of the Acquisition, Target shall become the borrower (the “Borrower”).

Guarantors	Each of the direct and indirect wholly-owned subsidiaries of the Borrower (other than (i) any subsidiary that is a “controlled foreign corporation” within the meaning of section 957 of the United States Tax Code of 1986, as amended (a “CFC”), to the extent making such CFC a guarantor would result in non de minimis adverse tax consequences to the Borrower, and any and all direct or indirect subsidiaries of such CFC, (ii) any subsidiary that has no material assets other than equity of CFCs described in (i) (a “CFC Holding Company”), and CFC Holding Companies and (iii) certain immaterial subsidiaries subject to a materiality threshold to be agreed) (collectively, the “Guarantors;” the Borrower and the Guarantors, collectively, the “Credit Parties”).

Lead Arranger, Syndication Agent and Book-Runner	Jefferies Finance LLC (“Jefferies Finance”) and/or one or more of its affiliate designees (in such capacities, the “Arranger”). The Arranger will perform the duties customarily associated with such role.

Administrative Agent	Jefferies Finance and/or one or more of its affiliate designees (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

Collateral Agent:	Jefferies Finance and/or one or more of its affiliate designees (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.

Lenders	A syndicate of banks, financial institutions and other entities, excluding Disqualified Institutions (which may include the Arranger, collectively, the “Lenders”), arranged by the Arranger in consultation with the Borrower.

Exhibit A-1

Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).

Bridge Loan Documents	The definitive documentation governing or evidencing the Bridge Loans, the Extended Term Loans and the Exchange Notes (collectively, the “Bridge Loan Documents”).

II.	Bridge Loan Facility

Bridge Loans	An aggregate principal amount of $360.0 million of Senior Secured Increasing Rate Bridge Loans (the “Bridge Loans”) (as such amount may be reduced by any Bridge Reduction described in Annex B to the Commitment Letter and the gross cash proceeds from any Senior Notes or other debt securities received by the Borrower on or prior to the Closing Date).

Use of Proceeds	To finance, in part, the Transactions and to pay fees and expenses in connection with the foregoing.

Maturity	One year from the initial funding date of the Bridge Loans (the “Bridge Loan Maturity Date”).

Rollover	If the Bridge Loans are not repaid in full on or prior to the Bridge Loan Maturity Date, and provided that no Conversion Default (as defined below) has occurred and is continuing, the Bridge Loans shall be automatically converted on the Bridge Loan Maturity Date into senior secured term loans due on the fourth anniversary of the Bridge Loan Maturity Date (the “Extended Term Loans”) in an aggregate principal amount equal to the aggregate principal amount of Bridge Loans so converted. The Extended Term Loans will have the terms set forth in Exhibit B to this Commitment Letter.

At the option of the Lenders, Extended Term Loans may be exchanged by the holders thereof for exchange notes (“Exchange Notes”), which will have the terms set forth in Exhibit B to this Commitment Letter. The Exchange Notes will be issued under an indenture that will have the terms set forth in Exhibit B to this Commitment Letter. In connection with each such exchange, if requested by any Lender that is a Lender as of the Closing Date (each, an “Initial Bridge Lender”), the Borrower shall (i) deliver to the Lender that is receiving Exchange Notes, and to such other Lenders as such Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield

Exhibit A-2

securities covering the resale of such Exchange Notes by such Lenders, in such form and substance as reasonably acceptable to the Borrower and such Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions), if requested by such Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Bridge Lender and such certificates as the Initial Bridge Lender may request in form and substance satisfactory to the Initial Bridge Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Bridge Lender in connection with issuances or resales of Exchange Notes, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities. Notwithstanding the foregoing, the Borrower shall not be required to exchange Extended Term Loans for Exchange Notes unless at least $75.0 million of Exchange Notes would be outstanding immediately after such exchange and will not be required to issue Exchange Notes more than a number of times to be agreed in any calendar year.

“Conversion Default” shall mean any payment or bankruptcy Event of Default under the Bridge Loan Documents.

The Extended Term Loans will be governed by the provisions of the Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth in Exhibit B to this Commitment Letter.
III.	Certain Payment Provisions

Interest	The Bridge Loans will bear interest at a rate per annum equal to three month LIBOR, adjusted quarterly, plus a spread of 8.00% (the “Rate”). The Rate will increase by (i) 50 basis points upon the three-month anniversary of the Closing Date, plus (ii) an additional 50 basis points upon each subsequent three-month anniversary following the initial three-month anniversary of the Closing Date. Interest on the Bridge Loans (excluding default interest, if any) shall not exceed the Total Cap (as defined in the Fee Letter). Interest will be payable quarterly in arrears, on the Bridge Loan Maturity Date and on the date of any prepayment of the Bridge Loans.

Exhibit A-3

Default Rate	After the occurrence and during the continuation of an event of default under the Bridge Loan Facility, outstanding Bridge Loans and other amounts payable under the Bridge Loan Facility shall bear interest at 2.00% above the rate applicable to the Bridge Loans and shall be payable in cash on demand.

Optional Repayment	The Bridge Loans may be repaid, in whole or in part, on a pro rata basis, at the option of the Borrower at any time upon 3 business days’ prior written notice (or such shorter time as is agreed by the Administrative Agent), at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.

Mandatory Repayment	The Borrower will repay the Bridge Loans with the net proceeds from (i) any direct or indirect public offering or private placement of Notes or any other issuance or sale of (x) debt securities or equity securities of the Borrower, or (y) debt securities or equity securities of any of its subsidiaries (in each case, other than debt and equity securities issued or sold to the Parent or its subsidiaries), (ii) the incurrence of any other indebtedness for borrowed money (other than certain limited exceptions to be mutually agreed upon, including a working capital revolver (the “Working Capital Revolver” in an amount and with terms (including an intercreditor agreement) to be mutually agreed upon) by the Borrower or any of its subsidiaries, (iii) sales of assets or any issuance or sales of equity of any subsidiary of the Borrower (other than certain limited exceptions and customary reinvestment rights to be mutually agreed upon), and (iv) Extraordinary Receipts (to be defined) (in each case, with customary exceptions and reinvestment rights to be mutually agreed upon) or receipt of insurance or condemnation proceeds (in each case, with customary exceptions and reinvestment rights to be mutually agreed upon) by the Borrower or any of its subsidiaries (in connection with insurance or condemnation proceeds related to the Borrower or its subsidiaries), in each case, at 100% of the principal amount of the Bridge Loans repaid, plus accrued fees and all accrued and unpaid interest and fees to the date of the repayment.

Change of Control

Each holder of the Bridge Loans will be entitled to require the Borrower, and the Borrower shall offer, to repay the Bridge Loans held by such holder, at a price of 100% of the principal amount thereof, plus all accrued

Exhibit A-4

fees and all accrued and unpaid interest to the date of repayment, upon the occurrence of a “change of control” (to be defined in the Bridge Loan Documents in a manner to be mutually agreed). For the avoidance of doubt, the exercise of warrants by the holders of the Convertible Notes (as defined in Annex B hereto) and/or the foreclosure of share pledge in connection therewith will not constitute a change of control.

IV.	Collateral and Guarantees

Collateral	The obligations under the Bridge Loan Facility will be secured by a perfected first-priority security interest in all or substantially all of the assets of Borrower and the Guarantors (but limited, in the case of voting stock of a CFC or a CFC Holding Company, to 66% of all such voting stock to the extent that the pledge of a greater percentage would result in non de minimis adverse tax consequences to the Borrower) (the items described above and all proceeds thereof, but excluding the Excluded Assets (as defined below), the “Collateral”). All security arrangements, including an intercreditor agreement with respect to the liens on accounts receivable, inventory and related assets securing the Working Capital Revolver, will be in form and substance reasonably satisfactory to the Collateral Agent and, subject to the Certain Funds Provision, will be perfected on the Closing Date, and none of the Collateral will be subject to any other liens or encumbrances, except as set forth in this section, subject to customary exceptions to be mutually agreed upon.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property subject to a value threshold to be agreed and any leasehold interests; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent perfection can be obtained by filing of uniform commercial code financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iii) any lease, license or other similar agreement or any property subject to a purchase money security interest or similar arrangement permitted under the Bridge Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or similar agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) or requires a consent not obtained of any governmental authority or any other person (other than the Borrower or a Guarantor and, in

Exhibit A-5

each case, after your using commercially reasonable efforts to obtain such consent), in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law (including the U.S. Bankruptcy Code), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, (v) intent to use trademarks or service mark applications until such time that an applicant with respect thereto file eithers a 15 U.S.C. 1051(c) amendment or a 15 U.S.C. 1051(d) verified statement of use, (vi) equity interests in subsidiaries that have no assets and do not conduct business activities, (vii)(A) deposit accounts exclusively used for payroll taxes or employee benefits (including, without limitation, pension fund accounts and 401(k) accounts), (B) deposit accounts exclusively used for taxes, including, without limitation, sales taxes, (C) escrow accounts, (D) fiduciary or trust accounts or cash collateral accounts supporting letters of credit, (E) deposit accounts that are zero balance accounts, (F) accounts having a minimum balance (individually and in the aggregate) to be mutually agreed, and (viii) aircraft with an aggregate fair market value of no more than a percentage (to be agreed) of the aggregate fair market value of all aircraft of the Borrower and the Guarantors, as determined by the Borrower using the most recent desktop appraisals (the foregoing described in clauses (i) through (viii) are collectively, the “Excluded Assets”).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Bridge Loan Documents; and none of the Collateral shall be subject to other pledges, security interests or mortgages (subject to customary exceptions for financings of this kind to be mutually agreed). Subject to the following paragraph, the security documents will not require that liens be perfected if such security interests cannot be perfected by (a) filing of UCC-1 financing statements (including with respect to commercial tort claims), (b) if an aircraft is registered with the Federal Aviation Authority (the “FAA”), the recording or filing of aircraft security agreements with the FAA and the international registry under the Cape Town Convention, (c) the filing of a security agreement on the applicable form with the United States Patent and Trademark Office or the United States Copyright Office, (d) the delivery of

Exhibit A-6

certificates evidencing capital stock or promissory notes, (e) delivery of chattel paper above a threshold to be agreed and (f) control agreements with respect to any deposit or securities accounts or uncertificated securities constituting pledged equity, and any reference herein or in the Definitive Debt Documents to perfected liens shall be a reference only to such methods of perfection.

Notwithstanding the foregoing, the Bridge Loan Documents will include limitations on jurisdictions of registration and operations of the aircraft to be agreed; provided however that the Borrower and the Guarantors shall have the right to transport aircraft to jurisdictions outside the United States (i) for use in connection with a customer contract or en route to or returning from any such operations on behalf of a customer (which transport shall be for limited periods to be agreed), (iii) for short term storage, maintenance and repair in the ordinary course of business, (iv) on a temporary basis in connection with flights in the ordinary course of business and (v) for such other purposes as are set forth in the security agreements.

Guarantees	The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of the Borrower in respect of the Bridge Loans (the “Guarantees”). Such Guarantees will be in form and substance reasonably satisfactory to the Administrative Agent and the Arranger. All Guarantees shall be guarantees of payment and performance, and not of collection.

V.	Other Provisions

Conditions Precedent	Subject to the Certain Funds Provision, the incurrence of the Bridge Loans under the Bridge Loan Facility on the Closing Date will be subject only to the applicable conditions precedent set forth in Section 3 of the Commitment Letter, the following paragraph and Exhibit C to the Commitment Letter.

Subject on the Closing Date to the Certain Funds Provision, (i) delivery of notice of borrowing (which shall contain no representations or warranties), and (ii) accuracy in all material respects of the Specified Acquisition Agreement Representations and the Specified Representations.

Representations and Warranties

Customary for facilities and transactions of this type, taking into account the business, asset profile, size and customer concentration of the Acquired Business and its strategic and operational requirements, the following (to

Exhibit A-7

be applicable to the Borrower and its subsidiaries): organization and qualification, status and powers; due authorization, execution, delivery and enforceability of the Bridge Loan Documents; no conflicts; accuracy of financial statements, projections and other information; no material adverse effect; ownership of properties; intellectual property; equity interests and subsidiaries; litigation and compliance with laws (including laws regulating the Borrower’s business and industry and other regulatory matters) and governmental approvals; organizational documents, contractual obligations and material agreements; federal reserve regulations; Investment Company Act of 1940, as amended; use of proceeds; taxes; labor matters; solvency; employee benefit plans and ERISA; environmental matters; insurance; security documents and creation, validity, perfection and priority of security interests in the Collateral (subject to permitted liens); acquisition documents; anti-terrorism laws, money laundering activities and dealing with embargoed persons (including, without limitation, FCPA, Patriot Act, Beneficial Ownership Regulation, OFAC/AML and other anti-terrorism and export control laws); subject, in the case of certain of the foregoing representations and warranties, to “baskets”, exceptions and qualifications including for materiality to be mutually agreed upon.

Affirmative Covenants	Customary for facilities and transactions of this type, taking into account the business, asset profile, size and customer concentration of the Acquired Business and its strategic and operational requirements, the following (to be applicable to the Borrower and its subsidiaries): delivery of financial statements, annual budget, accountants’ letters, projections, officers’ certificates and other information; notices of default, litigation and other material events; existence; maintenance of business and properties; maintenance of insurance; payment of taxes; employee benefits and ERISA; maintaining books and records; access to properties and inspections; use of proceeds; compliance with laws (including environmental laws and other regulatory matters); environmental reports; additional collateral and additional guarantors; further assurances, including as to security; information regarding Collateral; regulatory matters; and maintenance of ratings (at no particular level). The affirmative covenants will be subject to “baskets”, exceptions and qualifications including for materiality to be mutually agreed upon.

Negative Covenants	Customary for facilities and transactions of this type but in any case no less restrictive to the Borrower than the

Exhibit A-8

negative covenants described in that certain Senior Secured Notes term sheet dated as of November 8, 2018, at 10:40 P.M. ET, and provided to you separately, and the business, asset profile, size and customer concentration of the Acquired Business and its strategic and operational requirements (to be applicable to the Borrower and its subsidiaries); provided, that prior to the Bridge Loan Maturity Date, the liens, debt and restricted payments covenants of the Bridge Loans may be more restrictive than is customary for high yield senior debt securities in a manner customary for bridge financings as reasonably agreed by the Arranger and the Borrower. For the avoidance of doubt, the restricted payments covenant will permit the distribution of 100% of the proceeds of the Bridge Loans to be used as a portion of the Purchase Price.

The negative covenants will also include a maintenance covenant related to the maintenance and preservation of the Borrower’s bankruptcy remote status.

The negative covenants will be subject to exceptions, qualifications including as to materiality and “baskets” to be mutually agreed upon.

Financial Maintenance Covenants	None.

Events of Default; Remedies	Customary for facilities and transactions of this type, the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts when due; inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration; bankruptcy and insolvency events; material judgments; ERISA events; and actual or asserted invalidity or impairment of guarantees, security documents, or any other Bridge Loan Documents (including the failure of any lien on any material (defined in a manner to be agreed) portion of the Collateral to remain perfected with the priority required under the Bridge Loan Documents) or a material portion of the Collateral; subject to threshold, notice and grace period provisions to be agreed.

Voting

Amendments and waivers with respect to the Bridge Loan Documents will require the approval of Lenders holding not less than a majority of the aggregate principal amount of the Bridge Loans, Extended Term Loans or Exchange Notes, as the case may be (the “Required Lenders”), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final

Exhibit A-9

maturity of any Bridge Loan, Extended Term Loan or Exchange Note, as the case may be, or the reduction of the non-call period for any Exchange Note, as applicable, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee (including any prepayment fee) or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiration date of any Lender’s commitment or (d) modifications to the assignment provisions of the Bridge Loan Documents that further restrict assignments thereunder and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or the pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or all or substantially all of the Collateral or (c) alterations of (or additions to) the restrictions on the ability of Lenders to exchange Extended Term Loans for Exchange Notes, (d) modification of the rights to exchange Extended Term Loans into Exchange Notes or (e) assignments by any party hereto of its rights or obligations under the Bridge Loan Facility.

Transferability	Each holder of Bridge Loans will be free to (x) sell or transfer all or, subject to minimum amounts to be agreed, any part of its Bridge Loans to any third party (other than Disqualified Institutions and natural persons) with the consent of the Administrative Agent (not to be unreasonably withheld) in compliance with applicable law, provided, that no such consent shall be required for any assignment by any holder of Bridge Loans to any of its affiliates, related funds or funds managed by the same manager (provided that such holder shall give prompt written notice to the Administrative Agent and the Borrower of any such sale or transfer); provided that, prior to the Bridge Loan Maturity Date, unless a payment or bankruptcy Event of Default has occurred and is continuing or there has been a Demand Failure (as defined in the Fee Letter), the Lenders may not assign more than 50% of the principal amount of the Bridge Loans without the consent of the Borrower (not to be unreasonably withheld), (y) sell participations in all or a portion of the Bridge Loans (subject to customary voting restrictions), and (z) pledge any or all of the Bridge Loans in accordance with applicable law.

Cost and Yield Protection

Each holder of Bridge Loans will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any

Exhibit A-10

governmental authority, subject to customary limitations), changes in capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions deemed reasonably necessary by the Arranger to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Expenses	The Borrower shall pay (i) all reasonable and reasonably documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and the Arranger associated with the syndication of the Bridge Loan Facility and the preparation, negotiation, execution, delivery, filing and administration of the Bridge Loan Documents and any amendment or waiver with respect thereto (including fees and expenses of counsel (which shall be a single firm of attorneys (and, in the case of an actual or perceived conflict of interest, of another firm of attorneys in each relevant jurisdiction) and if necessary, aviation counsel, and the fees and expenses of any other independent experts retained by Jefferies after consultation with the Borrower), in each case to the Administrative Agent, the Collateral Agent, the Arranger and the Lenders, and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all reasonable and reasonably documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Arranger, any other agent appointed in respect of the Bridge Loan Facility and the Lenders (including the fees, disbursements and other charges of external counsel and consultants) in connection with the enforcement of, or protection or preservation of rights under, the Bridge Loan Documents.

Indemnification

The Bridge Loan Documents will contain customary indemnities to be mutually agreed for (i) the Arranger, the Collateral Agent, the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons

Exhibit A-11

of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s gross negligence, willful misconduct, or bad faith as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	State of New York.

No Recourse	The Bridge Loan Documents will provide that there is (a) no recourse to the Parent or any of its subsidiaries other than the Borrower and its subsidiaries (the Parent and such subsidiaries, the “Restricted Group”) and (b) no direct or indirect obligation by any member of the Restricted Group to (1) subscribe for additional equity in the Borrower or any of its subsidiaries or (2) maintain or preserve the financial condition of the Borrower or any of its subsidiaries or to cause any of them to achieve any specified level of operating results.

Counsel to the Arranger and the Administrative Agent	Latham & Watkins LLP

*    *    *

Exhibit A-12

EXHIBIT B TO COMMITMENT LETTER

SUMMARY OF TERMS OF EXTENDED TERM LOANS

AND EXCHANGE NOTES

Set forth below is a summary of certain of the terms of the Extended Term Loans and the Exchange Notes and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit B have the meanings set forth elsewhere in this Commitment Letter.

Extended Term Loans

On the Bridge Loan Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be converted automatically into Extended Term Loans. The Extended Term Loans will be governed by the provisions of the Bridge Loan Documents and, except as expressly set forth below, will have the same terms as the Bridge Loans.

Maturity	The Extended Term Loans will mature on the fourth anniversary of the Bridge Loan Maturity Date.

Interest Rate	The Extended Term Loans will bear interest at a rate per annum (the “Interest Rate”) equal to the Total Cap.

Notwithstanding the foregoing, after the occurrence and during the continuation of (i) a payment or bankruptcy default or event of default, or (ii) upon the request of the Required Lenders, any other event of default, interest will accrue on the Extended Term Loans at the then-applicable rate plus 2.0% per annum.

Covenants and Events of Default	From and after the Bridge Loan Maturity Date, the covenants, defaults and events of default applicable to the Extended Term Loans will conform to those applicable to the Exchange Notes.

Exhibit B-1

Exchange Notes

At any time on or after the Bridge Loan Maturity Date, upon five or more business days’ prior notice, the Extended Term Loans may, at the option of any Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Extended Term Loans so exchanged (plus any accrued interest thereon not required to be paid in cash). The Borrower will issue Exchange Notes under an indenture (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the Arranger.

Maturity Date	The Exchange Notes will mature on the fourth anniversary of the Bridge Loan Maturity Date.

Interest Rate	Each Exchange Note will bear interest at a rate per annum equal to the Total Cap.

Interest will be payable in arrears semi-annually in arrears. Default interest will be payable on demand.

Notwithstanding the foregoing, after the occurrence and during the continuation of a default or an event of default, interest will accrue on the Exchange Notes at the then-applicable rate plus 2.0% per annum.

Transferability	If the Extended Term Loans are converted to Exchange Notes, the Borrower, upon request by any holder of such Exchange Notes or the Administrative Agent, shall be required to ensure that such Exchange Notes are DTC-eligible.

Each holder of Exchange Notes will have the right to transfer its Exchange Notes in whole or in part to an Eligible Holder. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Borrower, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Exhibit B-2

Optional Redemption	Exchange Notes will be non-callable until the first anniversary of the Bridge Loan Maturity Date (subject to “equity clawback” provisions acceptable to the Arranger and a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points). Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Bridge Loan Maturity Date to zero on the date that is the third anniversary of the Bridge Loan Maturity Date.

Defeasance Provisions	Customary defeasance provisions for offerings and transactions of this type to be mutually agreed.

Modification	Customary modification provisions for offerings and transaction of this type to be mutually agreed.

Change of Control	The Borrower will be required to repurchase the Exchange Notes following the occurrence of a “change of control” (to be defined in a manner to be agreed) at 101% of the outstanding principal amount thereof.

Covenants	The Indenture will include covenants similar to those contained in indentures governing publicly traded high yield debt securities (but more restrictive in certain respects), to be mutually agreed. For the avoidance of doubt, there will be no financial maintenance covenants.

Events of Default	The Indenture will provide for events of default similar to those contained in indentures governing publicly traded high yield debt securities, to be mutually agreed.

Registration Rights	None.

*    *    *

Exhibit B-3

EXHIBIT C TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit C have the meanings assigned to them elsewhere in this Commitment Letter. The closing of the Bridge Loan Facility and the making of the loans under the Bridge Loan Facility are conditioned only upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter, the other conditions set forth in Exhibit A to this Commitment Letter under the heading “Conditions Precedent” and those conditions below. For purposes of this Exhibit C, references to “we”, “us” or “our” means Jefferies Finance, Jefco and their respective affiliates.

GENERAL CONDITIONS

1. Concurrent Financings. Prior to, or substantially concurrently with, the making of the loans under the Bridge Loan Facility, the Equity Contribution shall have been made substantially in the manner and in at least the amount set forth in the Transaction Summary which, together with the proceeds on the Closing Date from the Debt Financing, shall be sufficient to pay the Purchase Price, the Refinancing and all related fees, commissions and expenses. The Definitive Debt Documents shall be prepared by our counsel, shall be consistent with the Debt Financing Letters and Exhibit A and this Exhibit C, shall have been executed and delivered by the Borrower and the Guarantors to the Administrative Agent. The Collateral Agent, for the benefit of the Lenders under the Bridge Loan Facility and the other secured parties thereunder, shall have been granted perfected first-priority (subject to permitted liens exceptions to be agreed) security interests in all or substantially all of the assets of the Borrower and the Guarantors to the extent described in Exhibit A to this Commitment Letter under the caption “Collateral” in form and substance satisfactory to the Arranger; provided that this condition is subject to the Certain Funds Provision.

2. Transactions. The Transactions (including the Acquisition) shall have been consummated or will be consummated substantially concurrently with or immediately following the making of the Equity Contribution, the borrowing of the Bridge Loans (or the issuance of the Notes in lieu of the Bridge Loans) and the receipt by the Acquiror of the proceeds of the foregoing, and the Target shall have become a wholly-owned bankruptcy-remote unrestricted subsidiary of the Borrower. The executed Stock Purchase Agreement, dated as of November 9, 2018 (together with the annexes, schedules, exhibits and attachments thereto, the “Purchase Agreement”), among you, the Acquired Business and the Seller shall not have been amended or modified and no waiver thereof or any consent thereunder shall have become granted, in each case, in any manner adverse to the interests of the Lenders or the Arranger in their respective capacities as such without the consent of the Arranger (it being understood and agreed that (1) any change in the provisions of the Purchase Agreement that determine the amount of the consideration to be paid on the Closing Date which results in a change in the consideration to be paid on the Closing Date shall be deemed to be adverse to the interests of the Lenders and the Arranger, unless (x) any increase in the amount of consideration is funded solely with an increase in the amount of the Equity Contribution, (y) any decrease in the amount of consideration does not exceed 10% of the consideration under the Purchase Agreement on the date of the Commitment Letter (provided that, in the event of such a decrease, the amount of the Equity Contribution and Debt Financing shall be reduced on a no worse than pro rata basis (or, at the Borrower’s option, on a non pro rata basis in favor of the Debt Financing) to give effect to such reduction in the amount of consideration to be paid) or (z) pursuant to the purchase price or similar adjustment provisions set forth in the Purchase Agreement, (2) any change to the definition of “Material Adverse Effect” or any similar definition shall be deemed to be adverse to the interests of the Lenders and the Arranger, and (3) any modifications to any of the provisions relating to the Administrative Agent’s, the Collateral Agent’s, the Arranger’s or any Lender’s

Exhibit C-1

liability, jurisdiction or status as a third party beneficiary under the Purchase Agreement shall be deemed to be adverse to the interests of the Lenders and the Arranger), and the Acquisition shall be consummated in accordance with the Purchase Agreement.

3. Refinancing of Existing Debt. Substantially concurrently with the consummation of the Acquisition, the Refinancing of the indebtedness of the Acquired Business pursuant to (i) that certain Third Amended and Restated Credit Agreement, dated April 11, 2018, among the Target, as borrower, Wells Fargo Bank, National Association, as administrative agent and lender, and Bank of America, N.A., as lender, as amended by (x) First Amendment to Third Amended and Restated Credit Agreement, dated June 4, 2018; and (y) Second Amendment to Third Amended and Restated Credit Agreement, dated July 24, 2018; (ii) ISDA Master Agreement, dated April 28, 2004, between the Target and Wells Fargo Bank, National Association, as amended by (x) Amendment No. 1 to ISDA Master Agreement, dated July 21, 2004, (y) Second Amendment to ISDA Master Agreement, dated November 8, 2011, and (z) Third Amendment to ISDA Master Agreement, dated May 15, 2015; (iii) that certain Non-Negotiable Subordinated Promissory Note, dated January 21, 2015, payable by the Target to the Kathleen M. Hanel Revocable Living Trust Dated May 13, 1993; and (iv) that certain Promissory Note for Split-Dollar Loan, dated February 28, 2014, by Gregory A. Damico, Trustee of the Lematta 2013 Irrevocable Trust, in favor of the Target. (collectively, the “Existing Debt”) shall have been consummated, and the Arranger shall have received reasonably satisfactory evidence that all commitments relating thereto shall have been terminated and all liens or security interests related thereto shall have been terminated or released. After giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no indebtedness for borrowed money or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the indebtedness in respect of the Debt Financing (or the Notes in lieu of the Bridge Loan Facility), (ii) such other limited indebtedness as may be permitted pursuant to the Definitive Documentation.

4. Financial Information. We shall have received (A) audited consolidated balance sheets and related statements of income or operations (as applicable) and cash flows of (x) the Parent as of March 31, 2018 and March 31, 2017 and for the fiscal years ended March 31, 2018, March 31, 2017 and March 31, 2016 and (y) the Target as of December 31, 2017 and December 31, 2016 and for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 and (B) unaudited consolidated balance sheets and related statements of income or operations (as applicable) and cash flows of the Parent and the Target for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and the corresponding period for the prior fiscal year) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (A) hereof, which such unaudited information described in this clause (B) shall have been reviewed by the auditors of the Parent and Target, respectively and as appropriate, in accordance with Statement on Auditing Standards No. 100, “Interim Financial Information,” as published by the American Institute of Certified Public Accountants.

5. Payment of Fees and Expenses. All costs, fees, expenses (including legal fees and expenses) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to us on or prior to the Closing Date and that have been invoiced at least three business days prior to the anticipated Closing Date, the Lenders or any of our or their respective affiliates, shall have been paid to the extent due.

6. Customary Closing Documents. The following documents required to be delivered under the Definitive Debt Documents shall have been delivered: lien, litigation and tax searches (subject to the Certain Funds Provision), customary legal opinions, customary corporate records and good standing certificates and customary closing date officers’ certificates as to the accuracy in all material respects of the Specified Acquisition Agreement Representations and the Specified Representations. Without limiting the foregoing, you shall also have delivered (a) at least three business days prior to the Closing

Exhibit C-2

Date (or such later date as may be agreed by the Arranger), to the extent requested at least ten business days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (b) a certificate from the chief financial officer of the Borrower in the form attached as Schedule A hereto certifying that the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions are solvent.

7. Consent Solicitation. The indenture relating to Parent’s 8.75% Senior Secured Notes Due 2023 shall have been amended to exclude from the definition of “Excluded Assets” therein any proceeds, products, substitutions or replacements of the collateral set forth on Exhibit B to the Convertible Notes Commitment Letter.

8. Convertible Notes. The Parent shall have issued and sold the Convertible Notes contemplated by the Convertible Notes Commitment Letter in effect as of the date hereof.

9. Prior Marketing of Permanent Securities. With respect to the Bridge Loan Facility, (a) you shall have retained one or more investment banks reasonably acceptable to the Arranger (the “Investment Banks”) to act as “initial purchasers” in a “Rule 144A-for-life offering” of Notes, (b) you shall deliver to the Investment Banks an offering memorandum (the “Offering Memorandum”) suitable for use in a customary roadshow for high yield debt securities sold pursuant to Rule 144A, which Offering Memorandum shall include historical financial statements of Target, including “as adjusted” metrics to be mutually agreed (but in no event historical financial statements other than those detailed in paragraph 4 above), business and other financial data and other information (including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) of the type required in a registered offering of non-convertible debt securities by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended, subject to the following sentence, and in form and substance necessary for the Investment Banks to receive customary comfort letters (including “negative assurance” comfort and pro forma comfort) from the Target’s independent accountants consistent with recent high yield debt securities transactions under Rule 144A (drafts of which comfort letters have been delivered to the Investment Banks prior to commencement of the Marketing Period and which letters such accountants have indicated that they are prepared to deliver upon completion of customary procedures upon the pricing and closing of such offering of Notes) (together with the Offering Memorandum, the “Required Bond Information”) and (c) you shall have provided the Investment Banks with a period (the “Marketing Period”) of at least 15 consecutive business days following receipt of the Required Bond Information to seek to place the Notes with qualified purchasers thereof; provided, that the Marketing Period shall exclude (A) November 22 through November 26, 2018, January 21, 2019 and February 18, 2019 (each, a “Black-Out Date”); and (B) if such 15 consecutive business day period shall not have fully elapsed on or prior to December 21, 2018, then such period shall not commence any earlier than January 3, 2019; it is understood and agreed that any Black-Out Date after the commencement of the Marketing Period shall be disregarded for purposes of calculating the 15 consecutive business days constituting the Marketing Period. For the avoidance of doubt, the Offering Memorandum will not be required to include segment reporting or consolidating and other financial statements or data required by Rules 3-03(e), 3-09, 3-10 or 3-16 of Regulation S-X (provided that data customarily included in an offering memorandum for a Rule 144A offering of Notes as to the total assets, revenue, EBITDA and adjusted EBITDA or comparable metrics reasonably acceptable to the Investment Banks (including on a pro forma basis giving effect to the Transactions) of guarantor and non-guarantor subsidiaries shall be provided), CD&A and other information required by Item 402(b) of Regulation S-K and information regarding executive compensation and related pension disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information or financial data customarily excluded from an offering memorandum for a “Rule 144A Offering”. This condition will be deemed satisfied if the Offering Memorandum excludes sections that would customarily be provided by the Investment Banks, which sections consist of the “Description of Notes” and “Plan of Distribution”, but is otherwise complete.

Exhibit C-3

Notwithstanding the foregoing, the Marketing Period shall be deemed not to have commenced, if prior to the completion of such 15 consecutive business day period, (A) any auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Offering Memorandum, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by the applicable auditor or another independent accounting firm reasonably acceptable to the Arranger, (B) the financial statements included in the Offering Memorandum would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 15 consecutive business day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 15 consecutive business day period, in which case the Marketing Period shall not be deemed to commence until the receipt of updated financial information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 15 consecutive business day period, and (C) the Target shall have publicly announced any intention to restate any material financial information included in the Offering Memorandum or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Target has determined that no restatement shall be required.

If you shall in good faith reasonably believe you have provided the Required Bond Information, you may deliver to the Arranger a written notice to that effect (stating when you believe you completed such delivery), in which case you shall be deemed to have provided the Required Bond Information on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice unless the Arranger in good faith reasonably believes you have not completed the delivery of such Required Bond Information and, within three business days after the delivery of such notice by you, delivers a written notice to you to that effect (stating with specificity which Required Bond Information you have not delivered).

*    *

Exhibit C-4

SCHEDULE A TO EXHIBIT C

TO COMMITMENT LETTER

FORM OF SOLVENCY CERTIFICATE

Reference is made to that certain Bridge Loan Agreement (the “Bridge Loan Agreement”) dated as of [●], by and among the Borrower, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent and collateral agent and the other parties thereto. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Bridge Loan Agreement. The undersigned, [●], Chief Financial Officer of [                    ], a [Delaware] [corporation] (the “Borrower”), solely in his capacity as Chief Financial Officer of the Borrower and not in any individual capacity, does herby certify pursuant to Section [    ] of the Bridge Loan Agreement as follows:

Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans on the Closing Date:

1.	The fair value of the properties of the Borrower and its Subsidiaries, taken as a whole, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise;

2.

The present fair saleable values of the property of the Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

3.

The Borrower and its Subsidiaries, taken as a whole, will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

4.

The Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date;

5.

The Borrower has not incurred (by way of assumption or otherwise) any obligation or liability (contingent or otherwise) under the Definitive Debt Documents with actual intent to hinder, delay or defraud either present or future creditors of the Borrower and its Subsidiaries or any of their affiliates, as case may be;

6.

In reaching the conclusions set forth in this Certificate, the undersigned has considered such facts, circumstances and matters as the undersigned has deemed appropriate and has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower after consummation of the Transactions.

The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Certificate in connection with the making of the Loans pursuant to the Bridge Loan Agreement.

Exhibit C-5

By:
Name:
Title: Chief Financial Officer

Schedule C-6